Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

Digipath Labs, Inc.

and

Digipath, Inc.

and

DPL NV LLC

dated as of

April 20, 2023

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 20, 2023, is entered into by and among DIGIPATH LABS, INC., a Nevada corporation (“Seller”), DPL NV LLC, a Nevada limited liability company (“Buyer”), and for the limited purposes set forth herein, DIGIPATH, INC., a Nevada corporation (the “Owner”).

RECITALS

WHEREAS, Seller is engaged in the business of analytical chemistry and microbiology testing of cannabis containing products (the “Business”);

WHEREAS, Owner owns one hundred percent (100%) of the fifty million (50,000,000) issued shares of common stock of the Seller (the “Interest”) and is a party to this Agreement for the limited purposes set forth herein; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and select liabilities of the Business, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms as used throughout this Agreement have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.15(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Nevada are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, and other agreements.

“Closing Net Working Capital” shall mean (A) all Current Assets of Seller included in the Purchased Assets minus (B) all Current Liabilities of Seller included in the Assumed Liabilities, in each case calculated as of the close of business on the Business Day immediately preceding the Closing Date.

“Current Assets” shall mean accounts receivable, Inventory and prepaid expenses, determined in accordance with GAAP, applied in a manner consistent with the preparation of the Balance Sheet.

“Current Liabilities” means accounts payable, and any other Indebtedness of Seller included in the Assumed Liabilities, determined in accordance with GAAP applied in a manner consistent with the preparation of the Balance Sheet.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Drop Dead Date” means June 30, 2024.

“Employees” means those Persons employed by Seller prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, or other similar encumbrance.

“Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

“Indebtedness” means, with respect to Seller, (a) all indebtedness of Seller for borrowed money, (b) all obligations of Seller evidenced by notes, bonds, debentures or other similar instruments, and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by Seller or secured by an Encumbrance on the Purchased Assets.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing, including all such rights and common law rights to “Digipath Labs” and “Digipath Laboratories”; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

“Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Seller’s President.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means the real property leased by Seller from at 6450 Cameron St Suite 113 Las Vegas, Nevada 89118.

“Lease” means the Commercial Multi-Tenant Lease – Net dated May 13, 2014, as amended, by and between the Digipath Labs Inc., Digipath, Inc., and York Decatur Crossing, LLC with respect to the Leased Real Property.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys’ fees.

“Management Services Agreement” means the Management Services Agreement attached as Exhibit A hereto

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) any matter of which Buyer is aware on the date hereof; (v) the effect of any changes in applicable Laws or accounting rules, including GAAP; (vi) any change, effect or circumstance resulting from the announcement of this Agreement; or (vii) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Nevada CCB” means the Nevada Cannabis Compliance Board.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of Business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Owner” has the meaning set forth in the Preamble.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Seller” has the meaning set forth in the Preamble.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease, and the other agreements, instruments and documents required to be delivered at the Closing.

Article II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller and Owner, as applicable, shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all billed and unbilled accounts receivable and all correspondence with respect thereto, including all trade accounts receivable, notes receivable from customers, and all other obligations from customers of the Business;

(b) all inventory, wherever located, including components, finished goods, raw materials, supplies, and other inventories consumed in the provision of the Business (“Inventory”);

(c) all Contracts to which the Seller is a party including those set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d) all Intellectual Property owned by Seller and/or Owner and used in connection with the Business including, without limitations, as set forth on Section 4.09 of the Disclosure Schedules, all trade names of the Seller and/or Owner including “Digipath Labs” and any derivation therefrom, social media accounts, the Seller’s telephone and fax numbers, domain names, websites and any contents (including any copyrights therein), and all goodwill associated therewith;

(e) all fixed assets, furniture, fixtures, Equipment (as defined in Section 4.18), supplies and other tangible personal property of the Business (the “Tangible Personal Property”);

(f) the Lease;

(g) all prepaid expenses, credits, rebates, advance payments, security, deposits, charges, sums, and fees to the extent related to any Purchased Assets;

(h) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists (whether past or current), customer purchasing histories, price lists, supplier lists, quality control records and procedures, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(c);

(i) all goodwill of the Business or otherwise associated with any of the assets described in this Section 2.01;

(j) all Permits, to the extent assignable;

(k) all claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature with respect to the Purchased Assets;

(l) all open sales orders placed by third-parties and any other rights (including those to payment) of the Seller in connection with any other work-in-progress;

(m) all insurance and warranty proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets or with respect to the Purchased Assets or the Assumed Liabilities; and

(n) the personnel files of each of the Employees of the Seller that become employed by the Buyer as of the Closing (if, and only to the extent, the transfer and maintenance of such files by the Buyer is permitted by Law).

To the extent that any Purchased Assets are held in the name of the Owner rather than in the name of the Seller and identified on any of the Disclosure Schedules, at the Closing, the Owner, for no additional consideration, will sell, assign, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Owner, free and clear of any and all Encumbrances, all of the Owner’s right title in all such Purchased Assets and shall execute such powers of attorney, instruments, and agreements as are reasonably necessary transfer such Purchased Assets.

Section 2.02 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all Contracts that are not Assigned Contracts;

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(d) all Insurance Policies (as defined in Section 4.11) of Seller and all rights to applicable claims and proceeds thereunder except those proceeds that are received by Seller for any of the Purchased Assets;

(e) all employee retention credits payable to Seller pursuant to Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act;

(f) all Tax assets (including Tax refunds and prepayments) of Seller;

(g) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise excepting claims for any warranty made by any third party to the any of the Purchased Assets;

(h) the assets set forth on Section 2.02(h) of the Disclosure Schedules;

(i) the rights which accrue or will accrue to Seller under the Transaction Documents;

(j) all Employee Benefits Plans; and

(k) all Contracts related to Seller Indebtedness.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities and obligations of Seller relating to the Business or the Purchased Assets arising on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a) all trade accounts payable of Seller to third parties in the ordinary course of Business that remain unpaid as of the Closing Date;

(b) all liabilities and obligations arising under or relating to the Assigned Contracts;

(c) all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any employees of Seller hired by Buyer, arising on or after the Closing;

(d) all post-Closing liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.07;

(e) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(f) all liabilities and obligations of Seller set forth on Section 2.03(f) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform, or discharge any of the following Liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a) any Liabilities or obligations relating to or arising out of the Excluded Assets;

(b) any pre-Closing Liabilities or obligations for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period, whether ending on or after the Closing Date;

(c) any Liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(d) any Liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(e) all Liabilities or obligations of Seller arising or incurred by Seller under the Management Services Agreement.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be TWO MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,300,000.00 USD) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be subject to adjustments as provided in this Agreement. Buyer shall pay the Purchase Price to Seller as follows:

(a) No later than five (5) Business Days after the full execution of this Agreement, Buyer shall deposit TWO HUNDRED THIRTY THOUSAND AND 00/100 DOLLARS ($230,000.00 USD) (the “Escrow Deposit”) in the IOLTA Trust Account for Buyer’s counsel, Iannitelli Marcolini, P.C.

(b) The Purchase Price, minus the amount of the Escrow Deposit, plus or minus the Working Capital Adjustment under Section 3.03, and plus or minus the MSA Adjustment under Section 3.03 (the “Closing Date Payment”), shall be paid to Seller at the Closing in cash by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.

(c) The Parties agree that the Purchase Price was established on the basis of: (a) Seller having Closing Net Working Capital (as defined below) of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00 USD) (the “Target Working Capital”); and (b) as of the Closing, the Purchased Assets will be free of all Encumbrances other than the Permitted Incumbrances.

Section 2.06 Purchase Price Adjustments. At the Closing, the Purchase Price shall be adjusted in the following manner:

(a) On the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its calculation of (i) the Closing Net Working Capital, which statement shall contain a balance sheet of Seller as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Working Capital Statement”), and (ii) the amount either due to Seller from Buyer under the Management Services Agreement or due to Buyer from Seller under the Management Services Agreement (the “MSA Adjustment”).

(b) The “Working Capital Closing Adjustment” shall be an amount equal to the Closing Net Working Capital minus the Target Working Capital. If the Working Capital Closing Adjustment is a positive number, the Closing Date Payment and Purchase Price shall be increased by the amount of the Closing Adjustment. If the Working Capital Closing Adjustment is a negative number, the Closing Date Payment and Purchase Price shall be reduced by the amount of the Closing Adjustment.

(c) The MSA Adjustment shall increase the Closing Date Payment by the amount thereof if it reflects an amount due under the Management Services Agreement from Buyer to Seller, and shall decrease the Closing Date Payment if it reflects an amount due under the Management Services Agreement from Seller to Buyer.

Section 2.07 Release of Escrow Deposit. The Escrow Deposit shall be released to Seller on the twelve (12) month anniversary of the Closing Date (“Deposit Release Date”), except to the extent that Buyer has made demand for indemnification pursuant to Article VIII. In the event Buyer makes such demand for indemnification prior to the Deposit Release Date, then the Escrow Deposit shall remain in the specified IOLTA trust account and shall be released solely upon (a) the mutual written instructions of Buyer and Seller; or (b) a court order.

Section 2.08 Allocation of Purchase Price. Within ninety (90) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by a firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state, and local Tax Returns in accordance with the Allocation Schedule.

Section 2.09 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (i) violates applicable Law; or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing.

(b) Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Assigned Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, waiver, release, substitution or amendment is obtained, Seller shall sell, assign and transfer to Buyer the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates for no additional consideration.

Article III
Closing

Section 3.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be scheduled to take place on a mutually agreed date that is not later than ten (10) Business Days after all of the conditions to Closing set forth in Article VII are either satisfied or waived in a signed writing (other than conditions which, by their nature, are to be satisfied on the Closing Date) (the “Closing Date”) at the offices of Seller, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:00 A.M. Pacific time on the Closing Date.

Section 3.02 Closing Deliverables

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a Bill of Sale in substantially the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an Assignment and Assumption of Lease with respect to the Lease in substantially the form of Exhibit D hereto (the “Assignment and Assumption of Lease”), duly executed by Seller;

(iv) a certificate of an officer of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the Owner which authorize (x) the execution, delivery, and performance of this Agreement and each other Transaction Document to which Seller is a party, (y) the consummation of the transactions contemplated hereby and thereby, and (z) that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; (iii) that attached thereto are true and complete copies of the governing documents of Seller, including any amendments or restatements thereof, and that such governing documents are in full force and effect; and (iv) such matters as are reasonably requested by Buyer, including the accuracy in all material respects of the representations and warranties contained herein as of the Closing Date.

(v) a Certificate of Good Standing (or its equivalent) for Seller from the Nevada Secretary of State as to the legal existence and good standing of the Seller dated not more than thirty (30) calendar days prior to Closing.

(vi) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) attesting that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986.

(vii) payoff letter(s) from all holders of Seller’s Indebtedness certifying the amounts of any Liability or other amounts owed to such Person as of the Closing Date, duly executed by such holders of such Indebtedness, in forms reasonably acceptable to the Buyer (the “Payoff Letters”), which shall have been delivered to Buyer no later than three (3) Business Days prior to the Closing. All Seller Indebtedness set forth on the Payoff Letters, to the extent not paid prior to the Closing, shall be repaid as set forth in Section 3.02(b)(ii) below.

(viii) Such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(ix) A Closing Statement duly executed by Seller.

(b) At the Closing, Buyer shall deliver the following to or for the benefit of Seller:

(i) the Closing Date Payment, less the amount required to repay the Indebtedness in accordance with Section 3.02(b)(ii) below.

(ii) to the Persons specified in the Payoff Letters, the amounts set forth therein required to repay in full all Indebtedness of Seller on the Closing Date.

(iii) the Assignment and Assumption Agreement and Assignment and Assumption of Lease duly executed by Buyer.

(iv) a certificate of the manager of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the members of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the members of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

(v) a Certificate of Good Standing (or its equivalent) for Buyer from the Arizona Corporation Commission as to the legal existence and good standing of Buyer dated not more than thirty (30) calendar days prior to Closing.

(vi) A Closing Statement duly executed by Buyer.

Article IV
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 4.02 No Subsidiaries. Seller does not have, or have the right to acquire, an ownership interest in any other Person.

Section 4.03 No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any Law or any Governmental Order applicable to Seller; (c) require the consent, notice, or filing with or other Action (as defined in Section 4.12(a)) by any Person or require any Permit or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any Contract, to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any Encumbrance on any Purchased Assets; except in the cases of clauses (b), (c), (d) and (e), where the violation, breach, conflict, default, acceleration, termination or Encumbrance would not have a Material Adverse Effect.

Section 4.04 Financial Statements. Complete copies of the Seller’s unaudited financial statements consisting of the balance sheet of Seller for the years ending September 30, 2022 and 2021 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules and have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of Seller and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of September 30, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting established and administered in accordance with GAAP. Notwithstanding the foregoing, following the date hereof until the Closing, Seller shall continue to provide Buyer with updated Financial Statements when they become available in connection with Owner’s Securities and Exchange Commission reporting obligations.

Section 4.05 Undisclosed Liabilities. Seller has no liabilities or obligations of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business of the Seller consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, Seller has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to Seller, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, have a Materially Adverse Effect.

Section 4.07 Material Contracts

(a) Section 4.07(a) of the Disclosure Schedules lists each Contract that is material to Seller (such Contracts, together with the Lease, being “Material Contracts”), which includes the following:

(i) each Contract of Seller involving aggregate consideration in excess of $20,000 and which, in each case, cannot be cancelled by Seller without penalty or without more than ninety (90) calendar days’ notice;

(ii) all Contracts that provide for the indemnification by Seller of any Person or the assumption of any Tax , environmental, or other liability of any Person;

(iii) all Contracts relating to Intellectual Property that is material to Seller, including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade payables, all Contracts relating to Indebtedness of Seller; and

(v) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, nor has provided or received any notice of any intention to terminate any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder), all of which are in writing, have been provided to Buyer.

Section 4.08 Real Property; Title to Assets

(a) Seller does not own any real property, and the only real property it leases is the Leased Real Property.

(b) Except as set forth on Section 4.08(b) of the Disclosure Schedules, Seller and Owner have good and valid title to, or a valid leasehold interest in, the Leased Real Property and other Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

(c) Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use the Leased Real Property. The use of the Leased Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit, or Contract.

Section 4.09 Intellectual Property

(a) Section 4.09(a) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing (the “Seller IP Registrations”) and all material unregistered Intellectual Property that are owned by Seller (collectively, with the Seller IP Registrations, the “Seller Intellectual Property”). Seller owns or has the valid and enforceable right to use all Seller Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted free and clear of all Encumbrances excepting only Permitted Encumbrances. All of the Seller Intellectual Property is valid and enforceable, and all Seller IP Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Seller Intellectual Property.

(b) The conduct of the Business as currently and formerly conducted and as proposed to be conducted has not, to Sellers’ Knowledge, infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Seller Intellectual Property.

(c) Promptly following the Closing, Seller will take such action and submit all necessary documents with appropriate Governmental Authorities to effect a change of its name and shall otherwise cease using any of the Seller Intellectual Property.

Section 4.10 Material Customers and Suppliers

(c) Section 4.10(a) of the Disclosure Schedules sets forth the top ten (10) customers of the Seller by dollar volume of sales and purchases for the calendar year in which the Closing occurs and for the two (2) fiscal years preceding the Closing(collectively, the “Material Customers”). Except as set forth in Section 4.10(a) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with Seller.

(d) Section 4.10(b) of the Disclosure Schedules sets forth the top ten (10) vendors and/or suppliers of the Seller by dollar volume of sales and purchases for the calendar year in which the Closing occurs and for the two (2) fiscal years preceding the Closing (collectively, the “Material Suppliers”). Except as set forth in Section 4.10(b) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce its relationship with Seller.

Section 4.11 Insurance. Section 4.11 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates and relating to the Purchased Assets or the Business (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Seller and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.

Section 4.12 Legal Proceedings; Governmental Orders

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller, or any Affiliate of Seller: (i) relating to or affecting Seller or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, nor circumstances exist, that may give rise to, or serve as a basis for, any such Action.

(b) Seller is in compliance in all material respects with all Governmental Orders against, relating to, or affecting the Seller, the Business, or any of the Purchased Assets.

Section 4.13 Compliance With Laws; Permits

(a) Seller has complied, and is now complying, with all Laws applicable to it, the Business, and the Purchased Assets.

(b) All Permits required to be obtained, from Governmental Authorities in order for the Seller to conduct the Business, have been obtained and are valid and in full force and effect. Section 4.13(b) of the Disclosure Schedules lists all current Permits issued to Seller that are material to the Business, and no event has occurred that would be expected to result in the revocation or lapse of any such Permit.

Section 4.14 Environmental Matters

(a) Seller has complied, and is now complying, in all material respects, with all Environmental Laws. Neither Seller nor any of its Affiliates has received notice from any Person that Seller, the Business, the Purchased assets, or any real property currently or formerly owned, leased, or used by Seller is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b) There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances by Seller in violation of any Environmental Law or any applicable Law.

Section 4.15 Employee Benefit Matters

(a) Section 4.15(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by Seller or under which Seller has or may have any Liability (each, a “Benefit Plan”).

(b) For each Benefit Plan, Seller has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance, in all material respects, with its terms and in compliance in all material respects with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to an Action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d) Seller has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) Seller has not now or at any time within the previous three years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of Seller to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of Seller to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.16 Employment Matters

(a) Section 4.16(a) of the Disclosure Schedules lists: (i) all Employees, independent contractors, and consultants of Seller; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between Seller and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all Employees, independent contractors, or consultants of Seller for services performed on or prior to the date hereof have been paid in full.

(b) Seller is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of Seller. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting Seller or any of its Employees.

(c) Seller is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll Taxes, and immigration with respect to all Employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Employees of Seller.

Section 4.17 Taxes

(a) Except as set forth on Section 4.17 of the Disclosure Schedules, all Tax Returns required to be filed by Seller on or before the date hereof have been timely filed. Such Tax Returns are true, correct, and complete in all material respects. All material Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. Seller has delivered to Buyer copies of all Tax Returns and examination reports of Seller and statements of deficiencies assessed against, or agreed to by, Seller, for fiscal years 2020, 2021, and 2022 and all Tax periods requested by Buyer.

(b) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets.

(c) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Seller is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

Section 4.18 Equipment. Section 4.18 of the Disclosure Schedules lists all material equipment included in the Purchased Assets (the “Equipment”), and except as provided therein, all Equipment is in operable working condition as of the date hereof.

Section 4.19 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.20 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives.

Section 4.21 Ownership of Seller. The Owner is the record and beneficial owner of all of the issued and outstanding equity Interests of the Seller, all of which are validly issued, fully paid and non-assessable. None of the Interests was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the Interests or obligating of the Owner or any of its Affiliates to issue or sell any Interests.

Section 4.22 Disclosure. No representation or warranty by the Seller or the Owner contained in this Agreement, and no statement contained in the Disclosure Schedules or any other Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

Article V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Arizona. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of organization, operating agreement, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice, or filing with or other Action, license, or Governmental Order; or (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any Contract to which Buyer is a party or bound; except in the cases of clauses (b), (c), and (d), where the violation, breach, conflict, default, acceleration or termination would not have a material adverse effect on Buyer’s ability to consummate the transaction contemplated hereby.

Section 5.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against, or by, Buyer, or any Affiliate of Buyer, that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Disclosure Schedules), the Transaction Documents, and the Management Services Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Disclosure Schedules), the Transaction Documents, and the Management Services Agreement.

Article VI
Covenants

Section 6.01 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, that if such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that has had a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement for failure to satisfy the Closing condition set forth in Section 7.02(a); provided, further, that if Buyer has the right to, but does not elect to terminate this Agreement within ten (10) Business Days of its actual receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 7.02(a) and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.02 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective Representatives, to hold in confidence any and all information, in any form, concerning Seller, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Non-Competition; Non-Solicitation

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller and Owner shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Business (the “Restricted Business”) in the State of Nevada or Arizona (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Seller and customers or suppliers of Seller. Notwithstanding the foregoing, Seller and Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller and Owner shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Buyer or encourage any employee to leave the Buyer’s employment.

(c) Seller and Owner acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d) Seller and Owner acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.05 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.06 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.07 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.08 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.09 Name Change. The Seller shall adopt, promptly following the Closing Date, a new entity name that is wholly dissimilar to its current name and any variations or derivations thereof, and will within five (5) Business Dates following the Closing Date file all necessary amendments to its organizational documents to reflect such name change. After the Closing, the Seller and the Owner shall not use for any commercial purpose or context, any of the following, whether alone or in conjunction with other words, as part of a name that incorporates such word: (i) “Digipath Labs”; (ii) “Digipath Laboratories”; (iii) “Digipath Testing”; (iv) “Digipath” along with any other word or words that reasonably conveys a testing business; or (v) any derivation or variation of the proceeding.

Section 6.10 Refunds. If the Buyer is obligated to give any refunds for goods and/or services purchased by a customer of the Seller prior to Closing, the Seller shall promptly (i.e., within two (2) Business Days) reimburse the Buyer an amount equal the amount the Buyer refunds to the customer.

Section 6.11 Employees. Effective immediately after the Closing, the Buyer may, but is not obligated to, offer to Employees of the Seller (“Former Seller Employees”) employment as employees of the Buyer on such terms and conditions as the Buyer may determine. In no event will the Buyer be liable or responsible for paying or providing to any Employee or former Employee of the Seller any severance benefits, accrued vacation, sick time, or other payments required to be paid to Seller’s Employees or former Employees in connection with termination of employment on or prior to the Closing Date. At or prior to the Closing, the Seller will make all payments to the Former Seller Employees required under any federal, state or local wage and hour Law, including the payment of accrued wages and vacation time, that are either due or will become due at the Closing Date. If the Seller takes any action that could be construed as a “plant closing” or “mass layoff”, or that results in any Employee retained or employed by the Seller suffering or deeming to have suffered any “employment loss”, as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109 and any equivalent state law (the “WARN Act”), the Seller shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, which may be required under the WARN Act for failure to provide appropriate notice.

Section 6.12 Releases

(a) Effective upon the Closing, the Seller, on its behalf and on behalf of its successors, and assigns (collectively, the “Releasing Parties”), hereby remises releases, and forever discharges the Buyer and its successors, assigns, equity holders, partners, owners, officers, directors, managers, employees, agents, attorneys and representatives (and each of their respective heirs, executors, and administrators acting in such capacities) (collectively, the “Released Parties”), of and from any and all matters and Actions, in law or in equity, Liabilities, mediations, investigations, debts, encumbrances, Contracts, promises, accounts, sums of money, reckonings, bonds, bills, damages, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, including any claim for indemnification or contribution (collectively, the “Claims”) that the Releasing Parties, or any of them, now has or ever had, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever, against the Released Parties, and each of them, from the beginning of time through the Closing Date. Each Releasing Party covenants and agrees that such Releasing Party shall not commence, join in, or in any manner seek relief through any Proceeding arising out of, based upon, or relating to any Claim released hereunder, or in any manner assert or cause or assist another to assert any Claims released hereunder. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 6.12 TO THE CONTRARY, NOTHING HEREIN SHALL BE DEEMED TO RELEASE, WAIVE, MODIFY, AMEND, OR OTHERWISE AFFECT THE RIGHTS OR THE OBLIGATIONS, COVENANTS OR COMMITMENTS OF RELEASING PARTIES OR RELEASED PARTIES UNDER THIS AGREEMENT AND THE MANAGEMENT SERVICES AGREEMENT.

(b) Each Releasing Party acknowledges, represents, and warrants that such Releasing Party has had adequate disclosure of all facts necessary to make a knowing release of all Claims released hereunder. Effective for all purposes as of the Closing, each Releasing Party waives and relinquishes any rights and benefits which such Releasing Party may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to claims which a creditor does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Agreement, which if known by such Releasing Party must have materially affected such Releasing Party’s settlement with the debtor. Each Releasing Party acknowledges that such Releasing Party may hereafter discover facts in addition to or different from those which such Releasing Party now knows or believes to be true with respect to the subject matter of this Section 6.12, but it is each such Releasing Party’s intention to fully and finally and forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may exist, or heretofore have existed between any Releasing Party and any other party with respect to the subject matter of this Section 6.12 (subject to the exceptions set forth in this Section 6.12). In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Each Releasing Party covenants that such Releasing Party has not assigned any Claims which are the subject of this Section 6.12.

Article VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Buyer shall have obtained approval of the sale of the Purchased Assets to Buyer by the Nevada CCB with regards to both “Retail Laboratory” license 44967653318399830596 and “Medical Laboratory” license 83105845927394572716, or otherwise obtained the requisite “Retail Laboratory” and “Medical Laboratory” licenses to enable it to conduct the Business.

(c) Seller and Owner shall have received all material consents from any third parties referred to in Section 4.03 and Buyer shall have received all material consents from any third parties referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller.

(d) They Seller and Owner shall have received written consent to the assignment of the Lease by and between the Seller, Owner, and York Decatur Crossing, LLC pursuant Section 12.1(c) of the Lease.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

Article VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months following the Closing Date provided, however, the representations and warranties in Section 4.01 (Organization and Authority of Seller), Section 4.03 (No Conflicts; Consents), Section 4.08 (Real Property; Title to Assets), Section 4.19 (Brokers), Section 5.01 (Organization and Authority of Buyer), Section 5.02 (No Conflict; Consents), and Section 5.03 (Brokers) shall survive indefinitely and Section 4.17 (Taxes), Section 4.15 (Employee Benefit Matters), and Section 4.14 (Environmental Matters) shall survive for the applicable statute of limitations period plus sixty (60) calendar days. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement and/or any Transaction Document;

(c) any Excluded Asset or any Excluded Liability;

(d) any Claim brought by a third party with respect to the operation of the Business or the ownership of the Purchase Assets prior to the Closing; and

(e) any unpaid Indebtedness of the Company.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Sections 8.01 and 8.02 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.01(a) or Section 8.02(a), as applicable, until the aggregate amount of all Losses in respect of indemnification exceeds $10,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.01(a) or Section 8.02(a), as applicable, shall not exceed $345,000, other than for Losses arising from the fraud of an Indemnifying Party.

(c) Payments by an Indemnifying Party pursuant to Section 8.01(a) or Section 8.02(a), as applicable in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any fraud by any party hereto.

Article IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 6.02 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Article X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.07 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings with, or obtaining the approval of, the Nevada Cannabis Compliance Board.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Digipath, Inc. 6450 Cameron Street, Suite 113 Las Vegas, NV 89118 Attention: Todd Denkin E-mail: todd@digipath.com

with a copy to:	Fox Rothschild LLP 101 Park Avenue, 17th Floor New York, New York 10178 Attention: Zev M. Bomrind E-mail: zbomrind@foxrothschild.com

If to Buyer:	703 West Camelback Road Phoenix, Arizona 85013 Email: nate@deltaverdelab.com Attention: Nathan Allen, Co-Manager

with a copy to:	Iannitelli Marcolini, P.C. 5353 North 16th Street, Suite 315 Phoenix, Arizona 85016 Email: cei@imlawpc.com Attention: Claudio E. Iannitelli, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not solely exclusive or disjunctive unless the context otherwise requires; (c) words used in the masculine herein also apply to the feminine and neuter form; (d) words used in the plural shall also have a singular meaning where appropriate; and (e) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Recitals, and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents and Management Service Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction). Any Action or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the City of Las Vegas and County of Clark, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE
TO
ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

DIGIPATH LABS, INC.
a Nevada corporation

By:	/s/ Todd Denkin
Todd Denkin, President

OWNER:

DIGIPATH, INC.
a Nevada corporation

By:	/s/ A. Stone Douglass, CFO
A. Stone Douglass, CFO

BUYER:

DPL NV LLC
an Arizona limited liability company

By:	/s/ Nathan Allen
Nathan Allen, Co-Manager

By:	/s/ James Poulsen
James Poulsen, Co-Manager

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